CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Trustees and Shareholders
John Hancock Funds III:
We consent to the use of our report dated May 20, 2008, on the Rainier Large Cap Growth Equity Fund, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Los Angeles, California
July 25, 2008